EXHIBTI 10.1


                             SALE-PURCHASE AGREEMENT

                                    * * * *

                          TOMMY HILFIGER U.S.A., INC.,

                                    AS SELLER

                                       AND

                         25 WEST 39TH STREET REALTY, LLC

                                  AS PURCHASER


                                    * * * *

                                    PREMISES:


                               25 WEST 39TH STREET
                               NEW YORK, NEW YORK


                              AS OF AUGUST 24, 2005



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                             SALE-PURCHASE AGREEMENT


     THIS SALE-PURCHASE AGREEMENT (this "AGREEMENT"), made as of the date set forth on the cover page hereof between TOMMY HILFIGER U.S.A., INC., a Delaware corporation having an address at 25 West 39th Street, New York, New York 10018 ("SELLER"), and 25 West 39th Street Realty, LLC, a New York limited liability company, having an address c/o Crown Acquisitions Inc., 362 Fifth Avenue, New York, New York 10018("Purchaser").

                             W I T N E S S E T H :
                             - - - - - - - - - -

     WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Property (hereinafter defined) on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the mutual receipt and legal sufficiency of which the parties hereto hereby acknowledge, Seller and Purchaser hereby agree as follows:

     1. SALE-PURCHASE. Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase and acquire from Seller, the following:

          A. THE LAND. The fee estate in and to that certain plot, piece and parcel of land located in The City of New York, County of New York and State of New York, as described on EXHIBIT "A" attached hereto and made a part hereof (the "LAND"), together with all of Seller's right, title and interest, if any, in and to any land lying in the bed of any street, road or avenue, opened or proposed, public or private, in front of or adjoining the Land, to the center line thereof, and all right, title and interest, if any, of Seller in and to any award made or to be made in lieu thereof and in and to any unpaid award for damage to the Land by reason of change of grade of any street, subject, however, to the Permitted Exceptions (hereinafter defined);

          B. IMPROVEMENTS. All of Seller's right, title, and interest in and to the buildings and other improvements built on or attached to the Land (the "IMPROVEMENTS"), subject, however, to the Permitted Exceptions (the Land and the Improvements being collectively referred to herein as the "REAL ESTATE");

          C. FIXTURES. All of Seller's right, title, and interest in and to the fixtures built on or attached to the Real Estate (the "FIXTURES"), subject, however, to (i) the Permitted Exceptions and (ii) the Seller Retained Property (defined below);

          D. PERSONAL PROPERTY. All of Seller's right, title, and interest in and to the equipment, furniture, machinery, furnishings, tools, spare parts, supplies, computer equipment, fire alarm systems and other articles of personal property owned by or hereafter acquired by Seller and located on the Real Estate and used solely in connection with the ownership, maintenance, use, and operation of the Real Estate (the "PERSONAL PROPERTY"), except for the items of Personal Property set forth on EXHIBIT "B" attached hereto and made a part hereof (the "SELLER RETAINED PROPERTY") (the Fixtures and the Personal Property being collectively referred to


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herein as the "ADDITIONAL PROPERTY"); it being agreed that no portion of the
Purchase Price (as hereinafter defined) is attributable to the Additional Property;

          E. OTHER PROPERTY. All of Seller's right, title and interest, if any, in and to all easements, rights of way, privileges, servitudes, appurtenances and other rights, if any, running with Seller's interest in the Real Estate, subject, however, to the Permitted Exceptions;

          F. CONTRACT RIGHTS. All of Seller's right, title and interest in and to (i) any assignable guaranties, warranties, certificates, rights and privileges relating to the Improvements or the Additional Property, to the extent in effect on the Closing Date, (ii) any assignable licenses and permits relating to the Improvements or the Additional Property, to the extent in effect on the Closing Date, (iii) any deposits made by Seller (or Seller's predecessors-in-interest) with utility companies relating to the Improvements or the Additional Property, to the extent apportionment is made therefor under
SECTION 6 hereof, and (iv) any plans or specifications relating to the Improvements or the Additional Property, to the extent in Seller's possession or control on the Closing Date (the items described in clauses (i), (ii), (iii) and (iv) above being collectively referred to herein as the "CONTRACT RIGHTS"); and

          G. THIRD-PARTY CONTRACTS. All right, title and interest of Seller and/or Seller's agents in and to any service and maintenance contracts (but excluding all collective bargaining and union agreements) relating to the Real Estate or the Additional Property as listed on EXHIBIT "C" attached hereto and made a part hereof, (such third-party brokerage agreements and service and maintenance contracts relating to the Real Estate or the Additional Property together with any new contracts entered into under SECTION 13B hereof are collectively referred to herein as "THIRD-PARTY CONTRACTS"), but only to the extent such contracts or agreements are in effect on the Closing Date or have not been terminated as provided in this Agreement (the items described in clauses A through I of this SECTION 1 being collectively referred to herein as the "PROPERTY").

     2.   PURCHASE PRICE.

          A. Subject to adjustment as hereinafter provided, the purchase price for the Property is Fifty Three Million and No/100 Dollars ($53,000,000.00), legal currency of the United States of America (the "PURCHASE PRICE"), payable as follows: (i) an amount equal to Two Million Six Hundred Fifty Thousand and No/100 Dollars ($2,650,000), legal currency of the United States of America (the "DOWNPAYMENT"), on the date hereof, payable by wire transfer of immediately available federal funds to the attorney escrow account or of Dreier LLP, as escrow agent ("ESCROW AGENT"), to be held by Escrow Agent pursuant to and in accordance with the provisions of that certain Escrow Agreement, dated as of the date hereof (the "ESCROW AGREEMENT") among Seller, Purchaser and Escrow Agent;
(ii) an amount equal to Two Million Six Hundred Fifty Thousand and No/100 Dollars ($2,650,000), legal currency of the United States of America (the "Additional Downpayment"), on or before the second Business day following the last day of the Due Diligence Period (hereinafter defined) payable as set forth in subparagraph (i) above; and (iii) the balance of the Purchase Price by wire transfer of immediately available federal funds, legal currency of the United States of America, to the account or accounts designated by Seller on the Closing Date.


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          B.   Seller and Purchaser agree that the value of the Personal
Property is DE MINIMIS and that no portion of the Purchase Price shall be allocated to the Personal Property to be conveyed by Seller to Purchaser.

          C. In the event Purchaser sells the Property prior to the date which is three hundred sixty five (365) days after the date of Closing to an entity which is not affiliated with Purchaser or Purchaser's primary investors (and for purposes hereof, a sale shall be deemed to have occurred if and only if a deed to the Property whenever same shall actually be recorded, based upon a contract of sale entered into within such 365-day period), then concurrently therewith, Purchaser shall pay to Seller a sum equal to the product of twenty percent (20%), multiplied by the positive difference between (i) the net sales price actually received by Purchaser in connection with the sale and (ii) the Purchase Price. The net sales price shall take into account, only bona fide brokerage commissions.

     3. PERMITTED EXCEPTIONS. Subject to the terms of SECTION 9 hereof, the Real Estate and the Fixtures shall be sold, and title thereto conveyed, subject only to the matters set forth on EXHIBIT "D" attached hereto and made a part hereof (collectively, the "PERMITTED EXCEPTIONS").

     4.   Closing; Due Diligence Period.

          A. Subject to the provisions of this SECTION 4, the consummation of the sale transaction contemplated hereby (the "CLOSING") shall take place on October 31, 2005. The Closing shall take place at the offices of Dreier LLP, 499 Park Avenue, New York, New York 10022 or the office of Purchaser's lender or its counsel, provided such office shall be located in Manhattan (the date upon which the Closing occurs being referred to herein as the "CLOSING DATE"). Purchaser shall have the right, at its sole option, to extend the Closing Date for one (1) additional thirty (30) day period by providing written notice thereof to Seller not less than three (3) days prior to the originally scheduled Closing Date. If Purchaser elects to extend the Closing Date, Purchaser shall, simultaneously with giving each such written notice, deliver the additional sum of One Million and No/100 Dollars ($1,000,000) to the Escrow Agent, to become a part of the Downpayment.

          B. From the date hereof until the date that is ten (10) Business days after the later of the date hereof or the date that Seller advises Purchaser in writing that it has obtained Board Approval (hereafter defined), time being of the essence with respect to such date (such date being hereinafter referred to as the "DUE DILIGENCE OUTSIDE DATE" and the period from the date of this Agreement until and including the Due Diligence Outside Date being hereinafter referred to as the "DUE DILIGENCE PERIOD"), Purchaser, at Purchaser's sole cost and expense, shall have the right, subject to the rights of Seller, Seller's affiliates and any Tenants, at reasonable times and on reasonable prior notice to Seller, (i) to enter upon the Property to make reasonable engineering tests and physical inspections and Seller shall reasonably cooperate with Purchaser, or its agents, in arranging such tests and inspections, and (ii) to inspect all Records (defined below); PROVIDED, HOWEVER, that Purchaser prior to entering upon the Property shall first obtain and maintain such commercial general liability insurance as provided below and shall indemnify and hold harmless Seller as provided in SECTION 4D of this Agreement. Within two (2) days after the date hereof, Seller shall deliver to Purchaser true and complete copies of the materials described on EXHIBIT "E" attached hereto (the "RECORDS"). If Purchaser does not terminate this


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Agreement pursuant to SECTION 4E hereof, its rights granted pursuant to the preceding sentence of this SECTION 4B shall survive the Due Diligence Outside Date and continue until the first to occur of (x) the Closing and (y) the termination of this Agreement. All tests and studies to be performed by or on behalf of Purchaser shall be undertaken in a manner (A) to minimize interference with the use and operation of the Property by Seller and its Tenants and (B) which is commercially reasonable and does not pose a material risk of damage or injury to persons or the Property.

          C. Prior to entering upon the Property and thereafter through the Closing, Purchaser shall maintain or cause to be maintained, at Purchaser's expense, a policy of comprehensive general public liability insurance, with a broad form contractual liability endorsement and with a combined single limit of not less than $2,000,000 per occurrence for bodily injury and property damage, automobile liability coverage including owned and hired vehicles with a combined single limit of $2,000,000 per occurrence for bodily injury and property damage, insuring Purchaser and Seller as additional insureds, against any injuries or damages to persons or property that may result from or are related to (i) Purchaser's or its directors, officers, employees, affiliates, partners, members, brokers, agents, or other representatives, including, without limitation, attorneys, accountants, contractors, consultants, engineers and financial advisors (collectively, "PURCHASER'S REPRESENTATIVES") entry upon the Property, (ii) any investigations or other activities conducted thereon by Purchaser or Purchaser's Representatives, and/or (iii) any and all other activities undertaken by Purchaser and/or Purchaser's Representatives, all of which shall be provided by an insurance company reasonably acceptable to Seller. Purchaser shall deliver a certificate of insurance for such insurance policy to Seller prior to the first entry by Purchaser or Purchaser's Representatives on the Property.

          D. Purchaser shall indemnify, defend and hold harmless Seller and Seller's partners, and their respective principals, officers, directors, employees, agents, contractors, Tenants and subtenants from and against any and all loss, cost, expense, damage, claim and liability (including, without limitation, reasonable attorneys' fees and disbursements), actually suffered or incurred by Seller or any of such other entities or persons and arising out of or in connection with (i) Purchaser's or Purchaser's Representatives entry upon the Property, (ii) any investigations or other activities conducted thereon by Purchaser or Purchaser's Representatives, and/or (iii) any and all other activities undertaken by Purchaser and/or Purchaser's Representatives under this
Section 4. The provisions of this SECTION 4D shall survive the Closing or any termination of this Agreement.

          E. Notwithstanding any other provision set forth herein, Purchaser may elect to terminate this Agreement for any reason or no reason during the Due Diligence Period and have the Downpayment (to the extent delivered, and together with all interest earned thereon) returned to Purchaser. If Purchaser elects to terminate this Agreement pursuant to this SECTION 4E, Purchaser shall deliver a written notice (a "TERMINATION NOTICE") to Seller and Escrow Agent on or before the Due Diligence Outside Date, (which Termination Notice may be delivered by facsimile). If Purchaser's Termination Notice is not received on or before the expiration of the Due Diligence Outside Date, Purchaser shall be deemed to have elected not to terminate this Agreement. In the event that Purchaser shall deliver a Termination Notice to Seller and Escrow Agent terminating this Agreement on or before the expiration of the Due Diligence Outside Date, except as otherwise expressly provided herein, all parties shall be


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relieved of any further obligations or liabilities hereunder (other than
Purchaser's indemnities under SECTIONS 4D AND 22A hereof) and Escrow Agent shall return to Purchaser the Downpayment (together with all interest earned thereon)

          F. Subject to the terms of this Section 4F, it is agreed that after the Closing Seller shall have the right to continue to occupy the entire Property (the "Premises") for a period of time up to and including June 30, 2006 (such period of time that Seller actually remains in occupancy shall hereinafter be referred to as the "Post Closing Occupancy Period"). The terms of the Post Closing Occupancy Period shall be as follows:

               (i) TERM: The term of the Post Closing Occupancy Period shall be from and after the Closing through and including June 30, 2006, except that Seller shall have the right, on at least thirty (30) days prior written notice to Purchaser, to designate an earlier date upon which the Post Closing Occupancy Period shall expire. Upon expiration of the Post Closing Occupancy Period, Seller shall deliver possession of the Property to Purchaser, vacant, free of all claims of occupancy and broom clean, reasonable wear and tear excepted.

               (ii) RENT: Seller shall not be obligated to pay any rent during the Post Closing Occupancy Period.

               (iii) EXPENSES: During the Post Closing Occupancy Period, Seller shall pay one hundred percent (100%) of the cost of operating the Property, including, without limitations, all utility charges, including but not limited to electricity, fuel and water and sewer charges, real estate taxes, insurance (as previously maintained), operating expenses and maintenance and general repairs (including but not limited to cleaning costs, but, specifically not including structural repairs unless the need for such repairs is caused by Seller), and all other costs which would customarily be paid in New York City in connection with the ownership, operation and maintenance of the Property or which have been previously incurred by Seller in connection with its ownership and management of the Property.

               (iv) PARKING: Seller shall be entitled to all of the parking spaces in the garage in the Property, free of charge during that Post-Closing Occupancy Period.

               (v) INDEMNITY/HOLDING OVER/ENTRY OF JUDGMENT: The Seller shall fully indemnify, defend and hold the Purchaser harmless from and against any and all losses, costs, damages and/or expenses incurred by the Purchaser as a result of the Seller's continued occupancy of the Premises during the Post Closing Occupancy Period, including, without limitation, all such loss, costs or expense caused by any damage or injury to the Property or any persons or personal property. Should the Seller fail to deliver possession of the Premises to the Purchaser as required pursuant to Subsection (ii) above on or before June 30, 2006, TIME BEING OF THE ESSENCE in addition to the Seller's continued obligation for the payment of all expenses as set forth in Subsection (iv) above, the Seller shall be liable to the Purchaser for the sum of $600,000 per month or any portion thereof for all periods of time after June 30, 2006 through and including the date that the Seller fully and actually vacates the Premises as required herein. At the time of the Closing, the Seller shall execute and deliver to the Purchaser such confessions of judgment or such other documents, agreements or stipulations as are necessary for Purchaser to enter a Judgment of Possession against Seller and to obtain a Warrant of Eviction forthwith to


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ensure that Seller vacates the Premises on June 30, 2006. Additionally, Seller shall continue to carry insurance on the Premises and name Purchaser, its lenders, agents as additional insureds and Seller shall fully cooperate with Purchaser's lenders in connection with any reasonable requests such lenders may have with respect to modifying Seller's insurance policies.

               (vi) SURVIVAL: The terms and conditions of this Section 4F shall survive the Closing of title hereunder.

     5. VIOLATIONS. Subject to the terms of this SECTION 5 all violations of law or municipal ordinances, orders or requirements noted in or issued by the departments of buildings, fire, labor, health or other federal, state, county, city or other departments and governmental agencies having jurisdiction against or affecting the Property (collectively, the "VIOLATIONS"), noted against the Property at any time prior to Closing shall be complied with by Seller, at its sole cost and expense, on or before the Closing Date, or, at Seller's sole option, at the Closing, Purchaser shall receive a credit against the Purchase Price payable by Purchaser pursuant to SECTION 2 hereof in an amount equal to the reasonable cost of cure for those Existing Violations which have not been cured on or before the Closing Date. Notwithstanding the foregoing, if the reasonable cost of curing such Violations exceeds $500,000 and Seller, in its sole and absolute discretion, elects not to (x) cure, at its sole cost and expense, such Violations to the extent the cost of cure such Violations exceeds $500,000, or (y) allow Purchaser a credit against the Purchase Price in an amount equal to the cost of cure for all of those Violations which have not been cured on or before the Closing Date, then Purchaser shall have the right to terminate this Agreement by notice to Seller on or before the Closing Date; PROVIDED, HOWEVER, Seller shall have thirty (30) days from and after receipt of such notice of termination by Purchaser in which to elect, in Seller's sole and absolute discretion, to cure, at its sole cost and expense, all Violations on or before the Closing Date or, at Seller's sole option, allow Purchaser a credit against the Purchase Price payable by Purchaser pursuant to SECTION 2 hereof in an amount equal to the reasonable cost of cure for all of those Violations which have not been cured on or before the Closing Date, in which event Purchaser's termination notice shall be null and void and Seller and Purchaser shall proceed with the Closing. If Seller elects not to cure such Violations or allow Purchaser such a credit against the Purchase Price and proceed with the Closing, the provisions of SECTION 10 hereof shall apply. Provided that Purchaser does not have the right to terminate this Agreement as aforesaid or elects not to exercise such right to terminate this Agreement, any Violations shall be the sole responsibility of Purchaser and Purchaser shall accept title to the Property subject to such Violations without any additional abatement of the Purchase Price. In furtherance of the foregoing, it is understood that in the event that (i) the cost to comply with the Violations exceeds $500,000, (ii) Seller elects not to cure such Violations and (iii) Purchaser nevertheless elects to proceed with the Closing, then Purchaser shall be entitled to a credit against the Purchase Price in the amount of $500,000. If Seller and Purchaser are unable to agree upon the reasonable cost of complying with such Violations, then Seller, at its sole cost and expense, shall retain an independent engineer (i.e., an engineer not affiliated with Seller or any of Seller's affiliates in any way) that is reasonably designated by Seller and reasonably approved by Purchaser (the "VIOLATIONS ENGINEER") to estimate such cost, and the credit to be received by Purchaser under this SECTION 5 shall be an amount equal to the Violations Engineer's final determination of such cost of compliance, which determination shall be in writing. Notwithstanding anything contained herein to the contrary, Seller shall be responsible to cure all Violations affecting the Property through and including the Post Closing Occupancy Period. In


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the event Seller is unable to cure such Violations through the Post Closing
Occupancy Period then in such event Purchaser may require Seller to pay to Purchaser the reasonable cost of curing such Violations, as determined by Purchaser's professionals, including the costs of any and all work necessary to be performed to cure the Violations and all fines, penalties and interest in connection therewith.

     6.   APPORTIONMENTS.

          A. Subject to the terms of this SECTION 6, the following items, without duplication, are to be apportioned between Seller and Purchaser with respect to the Property as of 11:59 p.m., New York City time, on the date immediately prior to the Closing Date, and at the Closing the net amount thereof shall either be (x) paid by Purchaser to Seller by wire transfer of immediately available federal funds to a bank account designated by Seller, or (y) credited by Seller against the Purchase Price:

               (i) real property taxes and assessments (including, if applicable, any business personal property assessment);

               (ii) water rates and charges, except those required to be paid by Tenants directly to the entity imposing same;

               (iii)   sewer taxes and rents;

               (iv) fuel and all other utilities, including, without limitation, taxes thereon;

               (v) deposits on account with any utility company servicing the Property, to the extent transferred to Purchaser;

               (vi) deposits on account with any municipality having jurisdiction over the Property, to the extent transferred to Purchaser;

               (vii) annual permit, license and inspection fees, if any, on the basis of the fiscal year for which levied, if the rights with respect thereto are transferable to Purchaser;

               (viii) charges under the Third-Party Contracts that are in effect on the Closing Date, if any;

               (ix) building related inventory in unopened packages (provided Seller provides reasonable substantiation for the cost thereof and a detailed list of all such items to the extent not previously included in operating expenses); and

               (x) all other items that reasonably require apportionment in accordance with local custom and practice to effectuate the transactions contemplated hereby.

Seller shall provide a draft apportionment statement to Purchaser for Purchaser's review and approval not less than five (5) business days prior to the Closing Date. Seller and Purchaser shall adjust any apportionments made under this SECTION 6 after the Closing to account for errors or


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incorrect estimates made as of the Closing Date (it being agreed that the parties' aforesaid agreement to make such adjustments shall survive the Closing for a period of twelve (12) months). Within twenty (20) days after the date hereof, Buyer shall notify Seller in writing of those Third-Party Contracts that Buyer elects not to assume ("REJECTED CONTRACTS"). Seller shall terminate all Rejected Contracts, effective as of the Closing Date.


          B. GOVERNMENTAL CHARGES. Apportionment of real property taxes, water rates and charges, sewer taxes and rents and other similar items shall be made on the basis of the fiscal year for which assessed. If the Closing Date occurs before the real property taxes, water rates and charges, sewer taxes and rents or similar items with respect to the Property are finally fixed for the fiscal year in which the Closing occurs, then the apportionments thereof made at the Closing shall be made on the basis of the real property taxes, water rates and charges, sewer taxes and rents or other similar items, as the case may be, for the preceding fiscal year applied to the latest assessed valuation. After the real property taxes, water rates and charges, sewer taxes and rents or similar items, as the case may be, are finally fixed for the fiscal year in which the Closing occurs, Seller and Purchaser shall make a recalculation of the apportionment thereof based on the amounts finally fixed for the fiscal year in which the Closing occurs, and Seller or Purchaser, as the case may be, shall make an appropriate payment to the other party based on such recalculation. Seller or its representatives shall have the right (x) at any time before the Closing, to institute tax reduction or other proceedings to reduce the assessed valuation of the Real Estate with respect to the period ending at the end of the fiscal year in which the Closing occurs, or (y) to continue, after the Closing, any such proceedings commenced by Seller prior to the Closing, provided that such proceeding shall not be finally settled by Seller without the prior consent of Purchaser, which consent shall not be unreasonably withheld. If Purchaser, at any time following the Closing, institutes tax reduction or other proceedings not previously instituted by Seller to reduce the assessed valuation of the Real Estate with respect to the period ending at the end of the fiscal year in which the Closing occurs, then such proceeding shall not be finally settled by Purchaser without the prior consent of Seller, which consent shall not be unreasonably withheld. If any refund of any real property tax, water rates and charges, sewer taxes and rents or similar items is issued after the Closing Date for any period that includes the period prior to the Closing Date, then such refund shall be applied as follows: first, to the cost incurred in obtaining such refund; second, to any amount required to be refunded to the Tenants in accordance with the terms of the Space Leases, to the extent applicable; and, third, the balance of such refund, if any, shall be apportioned between Seller and Purchaser as of the Closing Date.

          C. WATER METERS. If there are any meters measuring water consumption at the Real Estate (other than meters measuring water consumption for which a Tenant is obligated to pay the charges therefor directly to the utility company), Seller shall attempt to obtain meter readings to a date that is no more than thirty (30) days before the Closing, and, if such readings are obtained, the unfixed water rates and charges and sewer taxes and rents, if any, based thereon for the intervening time, shall be apportioned on the basis of such readings, or if such readings are not obtained, the unfixed water rates and charges and sewer taxes and rents, if any, shall be apportioned upon the last meter readings.

          D. PAYMENT OF CERTAIN ITEMS. The amount of any unpaid taxes, assessments, water rates and charges, sewer taxes and rents and any other similar items which Seller is


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obligated to pay and discharge with respect to the Real Estate, with interest and penalties thereon through the date which is two (2) business days after the Closing Date, may, at the option of Seller, be allowed to Purchaser out of the Purchase Price, provided that official bills therefor with interest and penalties thereon are furnished by Seller at the Closing. Without limiting the foregoing, Seller is solely obligated to pay and discharge any of the aforesaid taxes, assessments, water rates and charges, sewer taxes and rents and other similar items affecting the Real Estate that are delinquent as of the Closing Date, subject to apportionment as herein provided.

          E. FUEL OIL. Fuel oil, if any, owned by Seller and located at the Real Estate on the Closing Date shall be adjusted at the cost thereof to Seller on a first in-first out basis. Seller shall arrange for the amount of fuel oil to be determined in writing by the fuel company presently supplying fuel to the Real Estate as of a date which is not more than five (5) business days prior to the Closing Date, and such documentation shall be provided to Purchaser for verification.

          F. ASSESSMENTS. If, on the Closing Date, the Real Estate, or any part thereof, is affected by any real property tax assessments, then Seller shall pay such assessments; provided, however, that if such assessments are payable in installments, then Seller shall pay such installments due prior to the Closing Date, and Purchaser shall pay such installments due after the Closing Date.

          G. SURVIVAL. The provisions of this SECTION 6 shall survive the Closing.

     7.   CLOSING DOCUMENTS.

          A. At the Closing, Seller, at Seller's sole cost and expense, shall deliver to Purchaser the following:

               (i) a certificate of Seller certifying that the execution and delivery of the documents by Seller set forth herein have been duly authorized by all necessary action of Seller and that such documents have been duly executed and delivered by Seller;

               (ii) a bargain and sale deed without covenants against grantor's acts (the "DEED"), in the form of EXHIBIT "F" attached hereto and made a part hereof, duly executed and acknowledged by Seller, so as to convey to Purchaser all of Seller's right, title and interest in and to the Real Estate, subject only to the Permitted Exceptions;

               (iii) tax returns in respect of the New York State Real Estate Transfer Tax (the "TP-584 FORM") and the New York City Real Property Tax (the "NYC-RPT"), to the extent required in connection with the consummation of the transaction contemplated hereby, both duly executed by Seller;

               (iv) a Real Property Transfer Tax Report (the "RP-5217NYC"), to the extent required in connection with the consummation of the transaction contemplated hereby, duly executed by Seller;

               (v) a "non-foreign person affidavit" that meets the requirements of Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended (the "TAX CODE"), containing Seller's taxpayer identification number;

               (vi) a bill of sale, in the form of EXHIBIT "G" attached hereto and made a part hereof, duly executed by Seller, so as to convey to Purchaser all of Seller's right, title and interest in and to the Personal Property existing as of the Closing Date, free and clear of all liens and encumbrances other than the Permitted Exceptions;

               (vii) an Assignment and Assumption of Contract Rights and Third-Party Contracts (the "ASSIGNMENT AND ASSUMPTION OF CONTRACT RIGHTS AND THIRD-PARTY CONTRACTS"), in the form of EXHIBIT "H" attached hereto and made a part hereof, duly executed by Seller and/or Seller's agent, as the case may be, so as to assign to Purchaser or Purchaser's agents from and after the Closing Date all of Seller's and/or Seller's agents right, title and interest in and to the Contract Rights and Third-Party Contracts that are in effect on the Closing Date;

               (viii) a certificate, from Seller, restating on and as of the Closing Date, the representations made by Seller in SECTION 11A hereof, (such certificate being referred to herein as the "SELLER'S UPDATE CERTIFICATE");

               (ix) to the extent in the possession of Seller or Seller's agents, all keys or key cards and alarm codes to, and all combinations to, any locks on, all entrance doors to, and any equipment and utility rooms located in, the Improvements, appropriately tagged for identification;

               (x) to the extent in the possession of Seller or Seller's agents, any as-built plans and specifications, mechanical, electrical and plumbing layouts and operating manuals, surveys and certificates of occupancy relating to the Property;

               (xi)    a non-multiple dwelling affidavit;

               (xii) in the event there are any existing mortgages on the Property, Seller shall cause Seller's mortgagee(s), at Closing, to assign such mortgage(s) to Purchaser's acquisition lender; and

               (xiii) any other documentation reasonably required to consummate the transactions contemplated by this Agreement.

               (xiv)   evidence of termination of all Rejected Contracts.

          B. At the Closing, Purchaser, at Purchaser's sole cost and expense, shall deliver to Seller the following:

               (i) in accordance with and subject to adjustment as provided in this Agreement, the balance of the Purchase Price;

               (ii) Purchaser's organizational documents, resolutions and consents, as applicable, certified by a general partner, managing member or officer, as the case may be, of

Purchaser as true, correct and complete, which evidence and certify that the execution and delivery by Purchaser of this Agreement and the documents set forth herein have been duly authorized by all necessary action of Purchaser and that this Agreement and such documents have been duly executed and delivered by Purchaser;

               (iii) The TP-584 Form, the NYC-RPT and the RP-5217NYC, to the extent required in connection with the consummation of the transaction contemplated hereby, each duly executed by Purchaser;

               (iv) the Assignment and Assumption of Contract Rights and Third-Party Contracts, duly executed by Purchaser;

               (v) a certificate, from Purchaser, restating on and as of the Closing Date the accuracy of the representations made by Purchaser in SECTION 11C hereof (such certificate being referred to herein as the "PURCHASER'S UPDATE CERTIFICATE"); and

               (vi) any other documentation reasonably required to consummate the transactions contemplated by this Agreement.

          C. At the Closing, Seller shall pay, to the extent applicable, the State of New York Real Estate Transfer Tax and the New York City Real Property Transfer Tax. The provisions of this SECTION 7C shall survive the Closing.

          D. At the Closing, Purchaser shall pay any applicable (i) title insurance costs and premiums, (ii) survey fees, (iii) recordation fees, and (iv) escrow fees, if any.

     8.   INTENTIONALLY DELETED.

     9.   TITLE INSURANCE.

          A. Seller has heretofore provided to Purchaser from Commonwealth Land Title Insurance Company a title insurance report and commitment for a title insurance policy (the "Initial Title Report") with respect to the interests in the Real Estate to be conveyed by Seller to Purchaser hereunder. Purchaser may order an update of the Initial Title Report and/or new title report and commitment for title insurance from any reputable duly licensed title insurance company or abstract company selected by Purchaser (the "Title Insurer") which policy shall be in the form currently used by reputable title insurers in the State of New York (such report and such commitment and any updates thereto issued by the Title Insurer in connection with this Agreement being referred to herein as the "COMMITMENT"). Purchaser shall, upon receipt, provide to Seller's attorneys a copy of the Commitment and any update to the Commitment issued by the Title Insurer on or prior to the Closing Date (an "UPDATE"), together with copies of all Exceptions listed thereon that Purchaser has not previously delivered copies of to Seller, promptly after Purchaser's receipt thereof. Except as expressly provided in this Agreement, Seller shall have no obligation to remove any Exception. If the Commitment or any Update discloses any Exception that is not a Permitted Exception and to which Purchaser objects, then Purchaser shall give a written notice (a "TITLE NOTICE") to Seller on or prior to the fifth (5th) day after the date upon which Purchaser receives the Update first containing such Exception (but in any event not later than the Closing), as applicable, which notice shall identify any such

Exception. Any Exceptions contained in the Commitment or any Update not included in a Title Notice timely given in accordance with the preceding sentence shall be deemed Permitted Exceptions. If Seller elects not to eliminate any Exception set forth in a Title Notice that is not a Permitted Exception and that Seller is not obligated to remove pursuant to this SECTION 9, then Seller shall so notify Purchaser within fifteen (15) days after Seller's receipt of such Title Notice (but in any event not later than the Closing); provided, however, if Seller fails to so notify Purchaser within such 15-day period, Seller shall be deemed to have elected not to eliminate such Exception. Purchaser, within ten (10) days after Seller's giving of such notice, or failure to give such notice, but in any event not later than the Closing, shall either (i) elect to terminate this Agreement by notice given to Seller, in which event the provisions of SECTION 10 hereof shall apply, or (ii) elect to accept title to the Property subject to such Exception, without any abatement of the Purchase Price (it being understood that if Purchaser elects, or is deemed to have elected, to proceed under this clause (ii), then such Exception shall constitute a Permitted Exception for purposes hereof). If Purchaser fails to make such election to terminate this Agreement within such ten (10) day period, then Purchaser shall be deemed to have elected clause (ii) above with the same force and effect as if Purchaser had elected clause (ii) within such ten (10) day period.

          B. Notwithstanding anything to the contrary contained in SECTION 9A hereof, if the Commitment discloses judgments, bankruptcies or other returns against other persons or entities having names the same as or similar to that of Seller, then Seller, on request and to the extent applicable, shall deliver to Purchaser or the Title Insurer affidavits (in a form reasonably requested by the Title Insurer) to the effect that such judgments, bankruptcies or other returns are not against Seller. In addition, if the Commitment or any Update discloses any exception, lien, mortgage, security interest, claim, charge, reservation, lease, tenancy, occupancy, easement, right of way, encroachment, restrictive covenant, condition, limitation, judgment, lien (including mechanic's lien) or other encumbrance affecting the Property (collectively, "EXCEPTIONS"), other than the Permitted Exceptions, which in each case (a) may be eliminated solely by delivery of an affidavit reasonably requested by the Title Insurer that can be delivered by Seller or by reference to the title policy insuring Seller's interest in the Property, (b) Seller willfully placed of record, (c) was created as a result of an act or omission of Seller which constitutes a breach of a covenant by Seller under this Agreement, or (d) may be satisfied by the payment of a liquidated sum of money (an Exception meeting the criteria set forth in clauses (a), (b), (c) or (d) being referred to as a "REMOVABLE EXCEPTION"), then, in any such case, Seller shall take such action as is required on the part of Seller to have such Exception removed by the Title Insurer.

          C. Seller shall exercise due diligence in removing any Removable Exceptions and any Exceptions that Seller elects to remove pursuant to this
SECTION 9; provided, however, that Seller shall be entitled to one (1) or more adjournments of the Closing for a period of time not to exceed thirty (30) days in the aggregate in order to remove any Removable Exceptions or any Exceptions that Seller elects to remove pursuant to this SECTION 9. If Seller is unable to remove, or cause the removal of, any Exception (which is not a Permitted Exception or a Removable Exception), then Seller shall so notify Purchaser, and Purchaser, within ten (10) days thereafter, but in any event not later than the Closing, shall either (i) elect to terminate this Agreement by notice given to Seller, in which event the provisions of SECTION 10 hereof shall apply, or (ii) elect to accept title to the Property subject to such exception, without any abatement of the Purchase Price (it being understood that if Purchaser elects, or is deemed to have elected, to proceed under this clause (ii), then such exception shall constitute a Permitted Exception for purposes hereof). If Purchaser shall not make such election to terminate this Agreement within such ten (10) day period, then Purchaser shall be deemed to have elected clause (ii) above with the same force and effect as if Purchaser had elected clause (ii) within such ten (10) day period.

     10. RETURN OF DOWN PAYMENT. Subject to Seller's obligations under SECTION 9 hereof, if Seller is unable to convey title to the Real Estate in accordance with the terms of this Agreement and if Purchaser is entitled to and elects to terminate this Agreement in accordance with SECTION 9 hereof, or if Purchaser otherwise terminates this Agreement pursuant to any right to do so in accordance with the provisions hereof (including, without limitation, SECTION 4E hereof), then Seller shall cause Escrow Agent to refund to Purchaser the Downpayment (together with all interest thereon, if any), whereupon this Agreement shall terminate and neither party to this Agreement shall thereafter have any rights or obligations hereunder, at law or in equity for damages or otherwise (other than any such rights or such obligations which are expressly stated in this Agreement to survive the termination hereof).

     11.  REPRESENTATIONS.

          A. Subject to SECTION 11B hereof, Seller hereby represents and warrants to Purchaser that:

               (i) Seller is corporation, duly organized and validly existing under the laws of the State of Delaware, and duly qualified to do business in the State of New York. Seller's tax identification number is

------------;

               (ii) Seller has the power and authority to own and operate the Property and to execute and deliver, and perform Seller's obligations under, this Agreement;

               (iii) Seller's execution and delivery of this Agreement, and the performance of Seller's obligations hereunder, have been authorized by all necessary action on the part of Seller;

               (iv) Seller shall immediately hereafter use its best efforts to call a special meeting of its Board of Directors in order to obtain all necessary consents for Seller to enter into this Agreement and perform its obligations hereunder ("Board Approval") on or before the Due Diligence Outside Date. In the event Seller does not obtain Board Approval on or before the Due Diligence Outside Date and Purchaser elects to terminate the Agreement as a result thereof then in such event Seller shall immediately reimburse Purchaser for all of its out of pocket expenses incurred in connection with Purchaser's due diligence efforts, relating title work, survey, and structural and environmental inspections ("Purchaser's Expenses"). In the event Seller fails to pay Purchaser's Expenses upon demand therefore then Seller shall be responsible to pay Purchaser's reasonable attorney's fees in connection with any action commenced to recover Purchaser's Expenses. This provision shall survive closing and not be limited by any survival periods contained in this Agreement.

               (v) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller do not violate any provision of, or cause a default under, or result in the acceleration of any obligation under, any agreement which will be in effect on and after the Closing to which Seller is a party or any law, statute, rule, ordinance, regulation or requirement by which Seller or the properties, assets, business or operations of Seller may be bound or affected, do not require the consent or approval of any court, administrative or governmental authority and do not result in the creation or imposition of any lien or equity of any kind whatsoever upon, or give to any other person any interest or right (including any right of termination or cancellation) in or with respect to, any agreement to which Seller is a party or the business or operations of Seller or any of its properties or assets which in any such case are material to the Property;

               (vi) besides Seller and its subtenant/licensees, there are no parties in possession of all or any portion of the Property, and there are no leases, licenses or occupancy agreements of any kind which affect the Property or which will be binding on Purchaser from and after the Closing, and all such subtenants and licensees of Seller shall have fully vacated the Premises on or before the end of the Post Closing Occupancy Period;

               (vii) the copies of the Third-Party Contracts in hard copy form initialed by Seller and Purchaser and heretofore delivered to Purchaser by or on behalf of Seller are true, correct and complete, and represent all Third-Party Contracts in effect as of the date hereof;

               (viii) Seller is not a party to any pending action, suit, condemnation or eminent domain proceeding, or other litigation or proceeding with respect to the Property and Seller has no actual knowledge of the existence or threat of any such action;

               (ix) Neither Seller nor Seller's agents is or has committed to become a party and/or signatory to any collective bargaining agreement or other union agreement relating to the Real Estate or the Additional Property which will be binding on Purchaser following the Closing, except for its housekeeping and building maintenance contracts.

               (x) During Seller's ownership of the Property, Seller has not stored, disposed of or treated any hazardous wastes or hazardous materials at the Property, except for such materials as are customarily used in the operation of a commercial office building and in accordance with all applicable laws, rules and regulations.

               (xi) Attached hereto as Exhibit K are copies of the most recent temporary certificate(s) of occupancy for the Property. To Seller's actual knowledge, all required certificates of occupancy, underwriters' certificates, zoning, building, housing, safety, fire, health, environmental and similar governmental approvals and all permits and licenses necessary to maintain, operate and use the Property in the manner in which the same are presently being maintained, operated and used have been issued and are valid and in full force and effect. None of the foregoing is in the nature of a conditional use permit, variance or other special approval. To Seller's actual knowledge, all of the foregoing are, to the extent required, assignable and transferable to Buyer without the consent or approval of any person or entity or the payment of any fee or charge. Seller has not received any notice revoking any certificate of occupancy for the improvements located at the Property and Seller has no knowledge of any alterations performed or alteration applications on file which would require an amendment of any certificate of occupancy. To the best of Seller's actual knowledge, the use being made of the Property at present is materially in conformity with the temporary certificate of occupancy and the Board of Fire Underwriters certificate issued for the Property, if any.

               (xii) Seller represents and warrants to Buyer that it has received no notice, and has no knowledge, of any unconfirmed or pending assessments against the Property.

          B. The representations set forth in SECTION 11A hereof, as updated by the Seller's Update Certificate, shall survive the Closing until the Outside Date, where defined. Within fifteen (15) Business days after Purchaser's actual discovery of any misrepresentation of Seller made under SECTION 11A hereof, as updated by the Seller's Update Certificate (collectively, "SELLER MISREPRESENTATIONS"), but in no event later than the Outside Date, Purchaser shall give Seller written notice identifying such Seller Misrepresentation. Notwithstanding anything herein to the contrary, Seller's liability for Seller Misrepresentations shall not exceed an amount equal to five million Dollars ($5,000,000), in the aggregate. Purchaser shall not make any claim and is not entitled to any damages or remedies against Seller with respect to any Seller Misrepresentations, unless and until Purchaser's actual damages (but not compensatory, consequential or punitive damages) resulting from all such claims exceed an amount equal to Twenty Fifty Thousand and No/100 Dollars ($25,000), in the aggregate. Notwithstanding the forgoing, Purchaser shall have the right to make a claim against Seller prior to the resolution of any such claim under its title insurance coverage or under any other remedies available to it solely for the purpose of raising such claims against Seller prior to the Outside Date, it being understood that Purchaser may not pursue such claims until final resolution of any claims it may have under any title insurance coverage or as a result of any other remedies available to it. Any claim by Purchaser with respect to Seller Misrepresentations shall be effective and valid only if made in writing against Seller on or prior to the Outside Date. Seller shall have a reasonable period of time (not to exceed sixty (60) days) after receipt of written notice of such a claim to cure any Seller Misrepresentation resulting in such claim. If (x) Purchaser, at any time prior to the Closing, has actual knowledge that any of the representations set forth in SECTION 11A hereof were untrue in any material respect when made (or Purchaser is deemed to have knowledge that any of the representations set forth in SECTION 11A hereof were untrue in any material respect when made, as provided below), or (y) Purchaser, at the Closing, has actual knowledge that any of the representations made by Seller in the Seller's Update Certificate are untrue in any material respect (or Purchaser is deemed to have knowledge that any of the representations set forth in the Seller's Update Certificate are untrue in any material respect, as provided below), then Purchaser's sole remedy for any such misrepresentation by Seller shall be to terminate this Agreement by giving notice thereof to Seller on or prior to the Closing Date, in which event the provisions of SECTION 10 hereof shall apply. If Purchaser fails to deliver such termination notice to Seller on or prior to the Closing Date, then Purchaser shall proceed to Closing in accordance with the terms hereof and Seller, after the Closing, shall have no liability whatsoever to Purchaser with respect to any such misrepresentation of which Purchaser has knowledge, or is deemed to have knowledge, as of the Closing Date. As used herein the term Outside Date shall mean the date which is twelve
(12) months following the last day of the Post-Closing Occupancy Period.

          C.  Purchaser hereby represents and warrants to Seller that:

               (i) Purchaser is a limited liability company duly organized and validly existing under the laws of the State of New York. Purchaser's tax identification number is __________;

               (ii) Purchaser has the power and authority to conduct its business and to execute and deliver, and perform Purchaser's obligations under, this Agreement;

               (iii) Purchaser's execution and delivery of this Agreement, and the performance of Purchaser's obligations hereunder, have been authorized by all necessary action on the part of Purchaser;

               (iv) all necessary consents for Purchaser to enter into this Agreement and perform its obligations hereunder have been obtained and there are no pending actions or investigations the outcome of which could adversely affect Purchaser's ability to perform Purchaser's obligations hereunder; and

               (v) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Purchaser does not violate any provision of, or cause a default under, or result in the acceleration of any obligation under, any agreement to which Purchaser is a party or any law, statute, rule, ordinance, regulation or requirement by which Purchaser or the properties, assets, business or operations of Purchaser may be bound or affected; do not require the consent or approval of any court, administrative or governmental authority; and do not result in the creation or imposition of any lien or equity of any kind whatsoever upon, or give to any other person any interest or right (including any right of termination or cancellation) in or with respect to, any agreement to which Purchaser is a party or the business or operations of Purchaser or any of its properties or assets.

     12.  NO IMPLIED REPRESENTATIONS. Purchaser represents, warrants and agrees
(i) that Purchaser has examined and understands the operation and/or condition of the Property, (ii) that Purchaser has made such examination of the operation, income and expenses of the Property, as well as all other matters and documents affecting or relating to this transaction, as Purchaser deemed necessary, and
(iii) that, except for the express representations and warranties of Seller set forth in this Agreement, neither Seller nor its affiliates, or any employees, agents, attorneys, partners, members, officers, directors, advisors or property manager of Seller or its affiliates have made any verbal or written representations, warranties or statements of any nature or kind whatsoever to Purchaser, whether expressed or implied, and, in particular, but except as expressly provided herein, no representations or warranties have been made with respect to (a) the physical condition or operation of the Property (including, without limitation, (I) the absence or presence of hazardous substances at, in or adjacent to the Property, or (II) the compliance of the Property with applicable legal or insurance requirements regarding hazardous substances), (b) the revenues and expenses of the Property, (c) the zoning and other laws, regulations and rules applicable to the Property or the compliance of the Property therewith, (d) the Third- Party Contracts, and the Contract Rights, (e) the occupancy of the Real Estate or any part thereof, (f) the quantity, quality or condition of the Fixtures, or (g) any other matter or thing affecting or related to the Property or the transactions contemplated hereby, except as and solely to the extent expressly set forth in this Agreement. Purchaser agrees that Seller shall not be bound in any manner whatsoever by any guarantees, promises, projections, or other information pertaining to the Property made, furnished or claimed to have been made or furnished by Seller or any affiliates, employees, agents, attorneys, partners, members, officers, directors, advisors or property manager of Seller or any broker, whether verbally or in writing, except as expressly set forth in this Agreement. Purchaser acknowledges and agrees that, except as otherwise expressly provided in this Agreement, Purchaser agrees to take the Property on an "as is, where-is" basis, with all faults, in substantially its present condition, subject to ordinary use, wear and tear and natural deterioration and any Space Lease Action (hereinafter defined) between the date hereof and the Closing and subject to casualty and condemnation to the extent provided in this Agreement. Purchaser hereby waives, to the extent permitted by law, any and all implied warranties.

     13.  OPERATION DURING THE CONTRACT PERIOD.

          A. MAINTENANCE. Subject to this SECTION 13 and SECTION 14 hereof, between the date hereof and the Closing (such period hereinafter referred to as the "CONTRACT PERIOD"), Seller shall keep and maintain the Improvements and the Additional Property in the manner currently maintained and operated by Seller (excepting only ordinary wear and tear and natural deterioration). Seller shall not enter into any Space Leases.

          B. THIRD-PARTY CONTRACTS. Seller or its agents, during the Contract Period, may enter into contracts with third-parties relating to the Real Estate or the Additional Property to the extent reasonably necessary for the operation of the Property during the Contract Period, provided that each such third-party contract is terminable by Seller (or its agent) upon Closing.

          C.   PERSONAL PROPERTY. Subject to SECTION 1D hereof and to this
SECTION 13C, Seller, during the Contract Period, shall not remove from the Property any item of Personal Property included in the sale, unless such item, in each case, is replaced with a similar item of comparable utility and value.

          D. CONTRACT RIGHTS. Seller, during the Contract Period, (i) shall exercise all rights and comply with all obligations under the Contract Rights in substantially the same manner as it generally did prior to the date hereof, and
(ii) shall not amend or modify any permits with respect to the Improvements and the Additional Property.

          E. INSURANCE. During the Contract Period, Seller shall maintain the same insurance coverage with respect to the Property as it maintains on the date hereof, to the extent that such insurance coverage remains available at commercially reasonable rates.

          F. EMPLOYEES. During the Contract Period, Seller shall not hire any employees related to the operation of the Property.

          G. FACADE WORK.: During the Contract Period, and prior to Closing, Seller shall perform and complete the ongoing work pertaining to the facade of the Property. Prior to Closing, Seller shall provide reasonable written evidence to Purchaser that all of the facade work has been completed and paid for in full and that applicable governmental authorities have confirmed in writing that such work complies in all respects with applicable law.

          H. PURCHASER'S MARKETING RIGHTS. During the Contract Period, the Purchaser shall have the right to market space within the Property to let, but may not place signs on or about the building in connection with such marketing without the prior written consent of Seller, which consent may be withheld in Seller's sole discretion, and shall have reasonable access to all portions of the Property at all times on reasonable notice for the purpose of showing the same to prospective lenders, tenants or other occupants.

          I. CERTIFICATE OF OCCUPANCY. Until the end of the Post Closing Occupancy Period, Seller shall take whatever action is reasonably necessary and perform any work to the Property that Seller is currently aware is required to obtain a permanent certificate of occupancy.

     14. CASUALTY AND CONDEMNATION. If, prior to the Closing Date, (i) any portion of the Real Estate is damaged or destroyed by fire or other casualty and the reasonable cost to repair same exceeds an amount equal to Two Million and No/100 Dollars ($2,000,000), (ii) a portion of the Real Estate is taken by eminent domain (or is the subject of a pending or contemplated taking which has not been consummated) and the remaining portion of the Real Estate cannot be reasonably expected to be operated in a manner that yields substantially the same economic return on Purchaser's investment as the Real Estate immediately prior to such taking or (iii) at least five percent (5%) of the gross area of the Improvements is taken by eminent domain (or is the subject of a pending or contemplated taking which has not been consummated), then Seller shall notify Purchaser of such fact and Purchaser shall have the option to terminate this Agreement upon notice to Seller given not later than ten (10) business days after Seller gives such notice to Purchaser. If this Agreement is terminated pursuant to this SECTION 14, then neither party shall thereafter have any rights or obligations hereunder (other than any such rights or such obligations that are expressly stated herein to survive the termination hereof), except that Seller shall cause Escrow Agent to pay the Downpayment (together with all interest thereon, if any) to Purchaser. If Purchaser does not elect to terminate this Agreement or has no right to terminate this Agreement pursuant to this
SECTION 14, then (v) Purchaser shall accept so much of the Real Estate as remains after such casualty or taking in its "as-is" condition with no abatement of the Purchase Price, (w) at the Closing, Seller shall assign and turn over to Purchaser, and Purchaser shall be entitled to receive and keep, all of Seller's interest in and to (I) all insurance proceeds for such casualty (including any rent loss insurance to the extent assignable), and (II) all awards for such taking by eminent domain, less, in either case, costs incurred by Seller to collect the same and the portion thereof that Seller uses to make repairs to the Real Estate or the Additional Property, (x) at the Closing, Seller shall assign to Purchaser all of Seller's rights under, and Purchaser shall assume Seller's obligations thereafter arising under, the contracts to which Seller is a party with respect to any such repair or restoration of the Real Property or the Additional Property after any such casualty or taking, (y) Seller shall pay to Purchaser the deductible under Seller's insurance policies in connection with a casualty, and (z) Seller shall not adjust and/or settle with any insurance company or governmental authority without the consent of Purchaser, not to be unreasonably withheld.

     15.  INTENTIONALLY DELETED.

     16. LIMITATION ON SELLER'S PERSONAL LIABILITY. A. Purchaser agrees that it shall not look to Seller's directors, officers, employees, shareholders, members, partners, affiliates or agents, to enforce Purchaser's rights hereunder, and that none of the directors, officers, employees, shareholders, members, partners, affiliates or agents of Seller shall have any personal obligation or liability hereunder, and that Purchaser shall not seek to assert any claim or enforce any of Purchaser's rights hereunder against any directors, officers, employees, shareholders, members, partners, affiliates or agents of Seller or against any other person, partnership, limited liability company, corporation or trust, as principal of Seller, whether disclosed or undisclosed.

          B. Seller agrees that it shall not look to Purchaser's directors, officers, employees, shareholders, members, partners, affiliates or agents, to enforce Seller's rights hereunder, and that none of the directors, officers, employees, shareholders, members, partners, affiliates or agents of Purchaser shall have any personal obligation or liability hereunder, and that Seller shall not seek to assert any claim or enforce any of Seller's rights hereunder against any directors, officers, employees, shareholders, members, partners, affiliates or agents of Purchaser or against any other person, partnership, limited liability company, corporation or trust, as principal of Purchaser, whether disclosed or undisclosed.

          C.   The provisions of this SECTION 16 shall survive the Closing.

     17. SELLER'S DEFAULT. If Seller defaults in the performance of Seller's material obligations hereunder (of which default Purchaser shall notify Seller and give Seller a reasonable period of time to cure, not to exceed thirty (30) calendar days), then Purchaser, as Purchaser's sole remedy, may either (i) terminate this Agreement by giving notice thereof to Seller and upon the giving of such notice this Agreement shall terminate and thereafter neither party shall have any further rights or obligations hereunder at law or in equity, for damages or otherwise (other than any such rights or such obligations that are expressly stated herein to survive the termination hereof), except that, subject to the terms of the Escrow Agreement, Escrow Agent shall deliver the Downpayment (together with all interest thereon, if any) to Purchaser, or (ii) bring an action against Seller to seek specific performance of Seller's material obligations hereunder. The terms of this SECTION 17 shall survive the termination of this Agreement.

     18. PURCHASER'S DEFAULT. If Purchaser defaults in its obligation to close in accordance with this Agreement, then, Seller's sole remedy shall be to terminate this Agreement by giving notice thereof to Purchaser, and, upon the giving of such notice, this Agreement shall terminate and neither party shall thereafter have any rights or obligations hereunder (other than any such rights or such obligations that are expressly stated in this Agreement to survive the termination thereof), except that, subject to the terms of the Escrow Agreement, Escrow Agent shall deliver the Downpayment (together with all interest thereon, if any) to Seller, as liquidated damages and as Seller's sole and absolute remedy. If Purchaser defaults in the performance of any of Purchaser's other obligations hereunder (of which default Seller shall notify Purchaser and give Purchaser a reasonable period of time to cure, not to exceed fifteen (15) calendar days), then Purchaser shall be liable to Seller for Seller's actual damages (but not compensatory, consequential or punitive damages) as a result of such default. The terms of this SECTION 18 shall survive the termination of this Agreement.

     19.  CONDITIONS PRECEDENT.

          A. Subject to the terms of this Agreement, Purchaser shall have no obligation to consummate the transaction contemplated hereby at the Closing unless (I) all of Seller's representations as set forth in SECTION 11A hereof, as the same may be updated by Seller's Update Certificate, are true and correct in all material respects on the Closing Date, (II) the Seller's Update Certificate indicates that Seller's representations as set forth in SECTION 11A hereof are true and correct in all material respects on and as of the Closing Date without being modified as of the Closing Date to reflect changed facts or circumstances, (III) Seller has performed in all material respects the material obligations on Seller's part to be performed hereunder on or prior to the Closing Date, and (IV) any other conditions precedent set forth herein to Purchaser's obligation to consummate the transaction contemplated hereby have been satisfied in all material respects (it being understood that Purchaser shall have the right to waive any such conditions precedent to Purchaser's obligation to consummate the transaction contemplated hereby). In addition, subject to the terms of this Agreement, Purchaser shall have no obligation to consummate the transaction contemplated hereby at the Closing in the event that (I) Seller's Update Certificate indicates a material variance in any factual matter from Seller's representations as set forth in SECTION 11A and (II) such variance is the result of the failure by Seller to comply with its obligations hereunder. If Purchaser elects to proceed to the Closing with actual knowledge (as such term is used in SECTION 11B hereof) of (i) a default in any of the covenants, agreements or obligations to be performed by Seller under this Agreement, and/or (ii) an inaccuracy in or untruthfulness of any representation or warranty of Seller made in this Agreement, then, upon the consummation of the Closing, Purchaser shall be deemed to have waived any such default and/or inaccuracy and shall have no claim against Seller on account thereof.

          B. Subject to the terms of this Agreement, Seller shall have no obligation to consummate the transaction contemplated hereby at the Closing unless (i) all of Purchaser's representations as set forth herein are true and correct in all material respects when made, (ii) Purchaser has performed all of the obligations on Purchaser's part to be performed on or prior to the Closing Date, (iii) the Purchaser's Update Certificate indicates that Purchaser's representations as set forth in SECTION 11C hereof are true and correct as of the Closing Date without being modified as of the Closing Date to reflect changed facts or circumstances, and (iv) any other conditions precedent set forth herein to Seller's obligation to consummate the transaction contemplated hereby have been satisfied (it being understood that Purchaser shall have the right to waive any such conditions precedent to Seller's obligation to consummate the transaction contemplated hereby). If Seller elects to proceed to the Closing with actual knowledge of (i) a default in any of the covenants, agreements or obligations to be performed by Purchaser under this Agreement, and/or (ii) an inaccuracy in or untruthfulness of any representation or warranty of Purchaser made in this Agreement, then, upon the consummation of the Closing, Seller shall be deemed to have waived any such default and/or inaccuracy and shall have no claim against Purchaser on account thereof.

     20. NOTICES. All notices, demands or requests made pursuant to, under or by virtue this Agreement (in each case, a "NOTICE") must be in writing and sent to the party to which the Notice is being made by certified or registered mail, return receipt requested, commercial overnight delivery service, facsimile transmission with a confirmation of receipt or delivered by hand with receipt acknowledged in writing as follows:

To Seller:
                      Tommy Hilfiger U.S.A., Inc.
                      610 West 26th Street
                      New York, NY   10001
                      Attention:    Jamie Gallagher, Esq.
                      Facsimile No. (212) 549-6125

               with a copy to:

                      Dreier LLP
                      1350 Broadway
                      New York, New York 10018
                      Attention: Steven R. Gursky, Esq.
                      Facsimile No. (212) 967-4465

               To Purchaser:

                      25 West 39th Street Realty, LLC
                      c/o Crown Acquisitions, Inc.
                      362 Fifth Avenue
                      New York, New York 10018
                      Attn: Mr. Stanley Chera
                      Facsimile No. (212) 629-9423


              with a copy to:

                      Wachtel & Masyr, LLP
                      110 East 59th Street
                      New York, New York 10022
                      Attention:  Morris Missry, Esq.
                      Facsimile No. (212) 909-9448


All Notices (i) shall be deemed given upon (x) the date which is three (3) business days after the date the same is deposited with the United States Postal Service, in the case of Notices delivered by registered or certified mail, or
(y) the date of delivery of such Notice or refusal to accept delivery of such Notice, in the case of notices given by commercial overnight delivery service, facsimile transmission or hand delivery, and (ii) may be given either by a party hereto or by such party's attorney set forth above.

     ASSIGNMENT OF AGREEMENT. Purchaser shall have the right to assign this Agreement to an entity to be formed in which Stanley Chera and/or his affiliates shall be a principal. Purchaser shall not otherwise assign its rights under this Agreement or delegate Purchaser's duties hereunder, without the prior written consent of Seller, which consent may be withheld, delayed and conditioned by Seller in its reasonable discretion.

     21.  BROKER.

          A. Purchaser represents and warrants to Seller that Purchaser dealt with no broker, finder or salesperson in connection with this Agreement other than CBRE Richard Ellis ("PURCHASER'S BROKER"). Seller represents and warrants to Purchaser that Seller dealt with no broker, finder or salesperson in connection with this Agreement other than Purchaser's Broker. Purchaser shall be solely responsible for the payment of any commissions owed to Purchaser's Broker and Seller shall have no responsibility therefor.

          B. Purchaser shall indemnify Seller, and hold Seller harmless, from and against, any and all losses, damages, liabilities, costs and expenses (including without limitation, reasonable attorneys' fees and disbursements) incurred by Seller to the extent arising out of a claim for commission or other compensation made by a broker, finder or other person (other than Purchaser's Broker) with whom Purchaser dealt in connection herewith.

          C. Seller shall indemnify Purchaser, and hold Purchaser harmless, from and against, any and all losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred by Purchaser to the extent arising out of a claim for commission or other compensation made by a broker, finder or other person (other than Purchaser's Broker) with whom Seller dealt in connection herewith.

          D.   The provisions of this SECTION 22 shall survive the Closing.

     22.  LIKE-KIND EXCHANGE.

          A. Purchaser, at the request of Seller, agrees to cooperate reasonably with Seller so that Seller may dispose of the Real Estate in a transaction intended to qualify in whole or in part as a tax-deferred exchange pursuant to Section 1031 of the Tax Code. In order to implement such exchange,
(i) Seller, upon written notice to Purchaser, shall assign its rights, but not its obligations, under this Agreement to a third party designated by Seller to act as a qualified intermediary (as such phrase is defined in applicable regulations issued under the Tax Code), (ii) Purchaser shall, and hereby agrees to, acknowledge such assignment and make all payments due hereunder to or as may be directed by such intermediary and (iii) at Closing, Seller shall convey the Real Estate directly to Purchaser; provided, however, that (w) Purchaser's cooperation shall be limited to the actions specifically contemplated by the preceding sentence; (x) none of Purchaser's rights or obligations hereunder shall be affected or modified in any way, nor shall any time periods contained herein be affected in any way; (y) Purchaser shall have no responsibility or liability to Seller or any other person for the qualification of Seller's purported exchange transaction under Section 1031 of the Tax Code other than as a result of Purchaser's failure to perform the actions specifically contemplated by the preceding sentence and (z) Purchaser shall not be required to incur any additional expense (unless reimbursed by Seller) or liability (other than to a DE MINIMIS extent) as a result of such cooperation, exchange or assignment. Seller hereby agrees to and shall save, defend, indemnify and hold Purchaser harmless from and against any and all liability incurred by Purchaser as a result of any such cooperation, exchange or assignment.

          B. Seller, at the request of Purchaser, agrees to cooperate reasonably with Purchaser so that Purchaser may acquire the Real Estate as "replacement property" in a transaction intended to qualify in whole or in part as a tax-deferred exchange pursuant to Section 1031 of the Tax Code. In order to implement such exchange, (i) Purchaser, upon written notice to Seller, shall assign its rights, but not its obligations, under this Agreement to a third party designated by Purchaser to act as a qualified intermediary, (ii) Seller shall, and hereby agrees to, acknowledge such assignment and to accept payment of all or a portion of the Purchase Price from the intermediary and (iii) at Closing, Seller shall convey the Real Estate directly to Purchaser; PROVIDED, HOWEVER, that (w) Seller's cooperation shall be limited to the actions specifically contemplated by the preceding sentence, (x) none of Seller's rights or obligations hereunder shall be affected or modified in any way, nor shall any time periods contained herein be affected in any way; (y) Seller shall have no responsibility or liability to Purchaser or any other person for the qualification of Purchaser's purported exchange transaction under Section 1031 of the Tax Code, other than solely as a result of Seller's failure to perform the actions specifically contemplated by the preceding sentence and (z) Seller shall not be required to incur any additional expense (unless reimbursed by Purchaser) or liability (other than to a DE MINIMIS extent) as a result of such cooperation, exchange or assignment. Purchaser hereby agrees to and shall save, defend, indemnify and hold Seller harmless from and against any and all liability incurred by Seller as a result of any such cooperation, exchange or assignment.

          C.   The provisions of this SECTION 23 shall survive the Closing.

     23.  Intentionally Deleted.

     24. ENTIRE AGREEMENT. This Agreement contains all of the terms agreed upon between the parties with respect to the subject matter hereof, and all agreements heretofore had or made between the parties hereto are merged in this Agreement which alone fully and completely expresses the agreement of said parties.

     25. AMENDMENTS. This Agreement may not be changed, modified or terminated, except by an instrument executed by all of the parties hereto.

     26. NO WAIVER. No waiver by either party of any failure or refusal to comply with its obligations under this Agreement shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

     27. SUCCESSORS AND ASSIGNS. The stipulations aforesaid shall inure to the benefit of, and shall bind, the heirs, executors, administrators, successors and permitted assigns of the respective parties.

     28. PARTIAL INVALIDITY. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

     29. SECTION HEADINGS. The headings of the various Sections of this Agreement have been inserted only for the purposes of convenience, and are not part of this Agreement and shall not be deemed in any manner to modify, explain or restrict any of the provisions of this Agreement.

     30. GOVERNING LAW. This Agreement shall be governed by, interpreted under and construed and enforced in accordance with, the laws of the State of New York.

     31. CONFIDENTIALITY. Except as may be required by law or in connection with any court or administrative proceeding or by any applicable regulation, including, without limitation, state or federal securities laws or requirements of the New York Stock Exchange, the Securities and Exchange Commission, rating agencies or similar agencies or bodies, Purchaser shall not issue or cause the publication of any press release or other public announcement, or cause, permit or suffer any other disclosure which sets forth the terms of the transactions contemplated hereby to any party other than Purchaser's partners, prospective partners, members, prospective members, directors, officers, employees, counsel, advisors, accountants, lenders or prospective lenders, investors or prospective investors, without first obtaining the written consent of Seller. This paragraph shall terminate as of the Closing Date.

     32. COUNTERPARTS. This Agreement may be executed in counterparts, it being understood that all such counterparts (including counterparts executed by facsimile), taken together, shall constitute one and the same agreement.

     33. GUARANTY. As a material inducement to Purchaser to enter into this Agreement, by executing this Agreement where indicated below, Tommy Hilfiger Corporation (the "Guarantor") hereby unconditionally guaranties the performance and payment of all of Seller's obligations and liabilities hereunder. This Guaranty is an absolute and unconditional guaranty of payment and performance and not of collection, and at all times the Guarantor's obligations hereunder shall be absolute, irrevocable and unconditional in all respects. The liabilities of the Guarantor hereunder are co-extensive with that of the Seller, and upon any default of the Seller under this Agreement, or failure to pay or perform any amount or action required to be paid or performed by Seller hereunder, Purchaser may, at its option, proceed directly and at once, without notice, against the Guarantor to collect and recover the full amount of the liabilities guarantied hereunder or any portion thereof, without proceeding against the Seller or any other person. Additionally, to the extent that Purchaser commences an action against the Seller or Guarantor to enforce its rights under this Agreement then in such event Guarantor shall be responsible to pay Purchaser's attorneys fees in connection therewith.

     34. ASSIGNMENT OF MORTGAGE. Seller shall request that its existing mortgagee assign its mortgage to Purchaser's lender or take such other action with respect thereto if such assignment or action will allow Purchaser to save mortgage tax or other similar tax or cost in connection with the recording of its new mortgage. Seller shall take all action that is reasonably necessary in connection therewith and fully cooperate with Purchaser and its lender so that Seller's mortgagee assigns its mortgage to Purchaser's lender or takes such other action if such assignment or action will allow Purchaser to save mortgage tax or other costs similar thereto. Seller makes no representation as to whether its mortgages are assignable to Purchaser or are otherwise valid.

        IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

                      SELLER:

                      TOMMY HILFIGER U.S.A., INC., Seller


                      By:   /s/ Steven Gursky
                            ------------------------------
                      Title: Secretary


                      PURCHASER:


                      25 WEST 39TH STREET REALTY, LLC

                      By:    /s/ Stanley Chera
                             -----------------------------
                      Title: Managing Member

                      GUARANTOR:

                      TOMMY HILFIGER CORPORATION

                      By:    /s/ Robert Rosenblatt
                             -----------------------------
                      Title: Chief Operating Officer

                                  EXHIBIT "A"
                                      LAND


ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:





Said premises being known as Block 841 Lot 20.

                                  EXHIBIT "B"
       LIST OF ITEMS OF PERSONAL PROPERTY EXCLUDED FROM SALE OF PROPERTY


All security cameras, card readers and other security devices.

                                  EXHIBIT "C"
                         LIST OF THIRD-PARTY CONTRACTS


SERVICE AND MAINTENANCE.

                                  EXHIBIT "D"
                              PERMITTED EXCEPTIONS



1. With respect to Seller or any predecessor in title, liens securing any unpaid franchise or income taxes, provided the Title Insurer shall agree at the closing to issue to Purchaser a policy of title insurance insuring Purchaser against the collection of such liens out of the Real Estate and shall further agree at the Closing to omit such liens as exceptions to any title insurance policy which may be issued to Purchaser's lender.

2. Taxes, tax liens, tax sales, water rates, sewer rents and assessments set forth in Schedule herein.

3.   Rights of tenant in possession pursuant to Sale-Purchase Agreement.

4.   Any state of facts an accurate Survey may show.

5. Covenants, conditions, easements, agreements of records, etc., as follows:

     a. License Agreement, as to encroachments, etc. made between Acou Holding Corp. and Engineers Club, dated 11/6/67 and recorded 11/15/67 in Record Liber 243 Page 247. (Exhibit A - to follow).

                                  EXHIBIT "E"
                                    RECORDS



1.   Survey, plat, site plan
2.   Temporary Certificate of Occupancy
3.   Licenses/Other Permits
4.   Unexpired warranties
5.   R/E tax bills (3-yrs.)
6.   Utility bills (1-yr.)
7.   Service contracts
8.   Seller's title policy and back-up
9.   Any Environmental or Physical Condition Reports in possession
10.  Personal Property Schedule

                                  EXHIBIT "F"
                                  FORM OF DEED

                             Bargain and Sale Deed
                    Without Covenants Against Grantor's Acts





                          TOMMY HILFIGER U.S.A., INC.
                                   As Grantor





                                       TO





                 ---------------------------------------------
                                   As Grantee





                 Address: 25 W. 39th Street, New York, New York





                           Recorded at Request of and
                               Return by Mail to:

                         -------------------------------
                         -------------------------------
                         Attention: ____________________

THIS INDENTURE, made the _____ day of ________________, 2003 between TOMMY HILFIGER U.S.A., INC., a Delaware corporation, whose address is, party of the first part, and ________________________________,
________________________________, whose address is
________________________________, party of the second part,

WITNESSETH, that the party of the first part, in consideration of ten dollars and other valuable consideration paid by the party of the second part, does hereby grant and release unto the party of the second part, the heirs or successors and assigns of the party of the second part forever,

ALL right, title and interest of the first part in and to the buildings and improvements (the "Premises") located on all that certain plot, piece or parcel of land, situate, lying and being in the City of New York, County of New York and State of New York, being more particularly described on SCHEDULE A attached hereto and made a part hereof.

TOGETHER with all right, title and interest, if any, of the party of the first part, in and to any streets and roads abutting the above described premises to the center lines thereof; TOGETHER with the appurtenances and all the estate and rights of the party of the first part in and to said premises; TO HAVE AND TO HOLD the premises herein granted unto the party of the second part, the heirs or successors and assigns of the party of the second part forever. This conveyance is made subject to all easements, agreements, restrictions and other matters of record.

AND the party of the first part, in compliance with Section 13 of the Lien Law, covenants that the party of the first part will receive the consideration for this conveyance and will hold the right to receive such consideration as a trust fund to be applied first for the purpose of paying the cost of the improvement and will apply the same first to the payment of the cost of the improvement before using any part of the total of the same for any other purpose.

BEING and intended to be the same Premises conveyed by deed from ________________, dated _________________, and recorded _____________ in Reel
____, page ___.

SAID Premises now being known as and by the street number 25 W. 39th Street (Block 841, Lot 20).

The word "party" shall be construed as if it read "parties" whenever the sense of this indenture so requires.

IN WITNESS WHEREOF, the party of the first part has duly executed this deed the day and year first above written.

                             TOMMY HILFIGER U.S.A., INC., Grantor


                             By:    ______________________

                             Title: ______________________

                                 ACKNOWLEDGMENT

STATE OF _______________          )
                                  )  s.s.:
COUNTY OF ____________            )

On the ____ day of ____________ in the year 2005, before me, the undersigned, a Notary Public in and for said state, personally appeared ____________________, personally known to me or proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.


-------------------------
Notary Public

                                   SCHEDULE A

                                      Land

ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:



Said premises being known as Block 841 Lot 20.

                                  EXHIBIT "G"
                              FORM OF BILL OF SALE

          KNOW ALL MEN BY THESE PRESENTS, TOMMY HILFIGER U.S.A., INC., a Delaware corporation ("Seller"), for and in consideration of the sum of Ten ($10.00) Dollars and other good and valuable consideration in hand paid by [PURCHASER], a _____________ ("Purchaser"), the receipt and sufficiency of which is hereby acknowledged, hereby gives, grants, bargains and conveys unto the Purchaser, its successors and assigns forever, all of the right, title and interest of the Seller in and to all machinery, equipment and other articles of personal property located at, and used in connection with the operation and maintenance of, the premises known as 25 West 39th Street, New York, New York, except for the items set forth on SCHEDULE A attached hereto and made a part hereof.

          TO HAVE AND TO HOLD the same unto Purchaser, its successors and assigns forever.

          IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Bill of Sale as of the ____ day of ____________, 2005.

                      TOMMY HILFIGER U.S.A., INC., Seller


                      By:    ______________________

                      Title: ______________________

                           SCHEDULE A TO BILL OF SALE

                            ITEMS EXCLUDED FROM SALE

                                  EXHIBIT "H"
 FORM OF ASSIGNMENT AND ASSUMPTION OF CONTRACT RIGHTS AND THIRD-PARTY CONTRACTS


                            ASSIGNMENT AND ASSUMPTION
                  OF CONTRACT RIGHTS AND THIRD-PARTY CONTRACTS

     THIS ASSIGNMENT AND ASSUMPTION OF CONTRACT RIGHTS AND THIRD-PARTY CONTRACTS, dated as of the ___ day of ______________, 2003, made by TOMMY HILFIGER U.S.A., INC., a Delaware corporation having an office at 25 W. 39th Street, New York NY 10018 (hereinafter referred to as "ASSIGNOR"), and [PURCHASER], a _______________, having an office at [PURCHASER'S
ADDRESS] (hereinafter referred to as the "ASSIGNEE").


                             W I T N E S S E T H :
                             - - - - - - - - - -

        WHEREAS, pursuant to a Sale-Purchase Agreement (the "AGREEMENT"), dated as of _____________, 2005, between Assignor and Assignee, Assignor agreed to sell to Assignee, and Assignee agreed to purchase from Assignor, certain property, on the terms and subject to the conditions set forth therein; and

        WHEREAS, the Agreement contemplates that at the closing of the transaction contemplated thereby, (i) Assignor will assign to Assignee all of Assignor's right, title and interest in and to the Contract Rights and the Third-Party Contracts (as such terms are defined in the Agreement) in effect on the date when such closing occurs, and delegate to Assignee all of Assignor's duties arising thereunder to the extent accruing from and after the date of such the Closing, and (ii) Assignee will accept such assignment and assume such duties; and

        WHEREAS, the closing of the transaction contemplated by the Agreement is occurring as of the date hereof.

        NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the mutual receipt and legal sufficiency of which the parties hereto hereby acknowledge, Assignor and Assignee hereby agree as follows:

1. DEFINITIONS. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in the Agreement.

2. ASSIGNMENT. Assignor hereby assigns to Assignee all of Assignor's right, title and interest in and to (i) the Contract Rights and Third-Party Contracts that, in either case, are in effect on the date hereof, as described on SCHEDULE A attached hereto and made a part hereof, and (ii) delegates to Assignee all of Assignor's duties to the extent accruing under such Contract Rights and Third-Party Contracts from and after the date hereof. This Assignment and Assumption is made without any representation or warranty, express or implied, by, or recourse against, Assignor of any kind whatsoever, except to the extent expressly set forth in the Agreement.

3. ASSUMPTION. Assignee hereby accepts the assignment, and assumes the duties, described in Section 2 hereof.

4. INDEMNITY. Assignee hereby indemnifies Assignor and Assignor's directors, officers, employees, shareholders, members, partners or agents, and holds Assignor and Assignor's directors, officers, employees, shareholders, members, partners or agents harmless, from and against, any and all losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) arising out of or in connection with the Contract Rights and Third-Party Contracts described on SCHEDULE A attached hereto to the extent accruing during the period from and after the date hereof.

5. INDEMNITY. Assignor hereby indemnifies Assignee and Assignee's directors, officers, employees, shareholders, members, partners or agents, and holds Assignee and Assignee's directors, officers, employees, shareholders, members, partners or agents harmless, from and against, any and all losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) arising out of or in connection with the Contract Rights and Third-Party Contracts described on SCHEDULE A attached hereto to the extent accruing during the period prior to the date hereof.

6. SUCCESSORS AND ASSIGNS. The terms and conditions of this Assignment and Assumption shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

7. COUNTERPARTS. This Assignment and Assumption may be executed in any number of counterparts, each of which shall be any original, but such counterparts shall together constitute but one and the same instrument.

        IN WITNESS WHEREOF, Assignor and Assignee have duly executed and delivered this Assignment and Assumption as of the day and year first above written.

                      TOMMY HILFIGER U.S.A., INC., Assignor


                      By:    ______________________
                      Title: ______________________

                      [PURCHASER], Assignee


                      By:    _______________________________
                             Name:
                             Title:

                  [Schedule A of Assignment and Assumption of
                   Contract Rights and Third-Party Contracts]
                                   SCHEDULE A

               LIST OF CONTRACT RIGHTS AND THIRD-PARTY CONTRACTS

                                [to be inserted]

                                  EXHIBIT "I"
                          LIST OF EXISTING VIOLATIONS

                                  EXHIBIT "J"
                               LIST OF EMPLOYEES

                                  EXHIBIT "K"
                           CERTIFICATES OF OCCUPANCY

                                TABLE OF CONTENTS


SECTION
   1.   SALE-PURCHASE.......................................................1
   2.   PURCHASE PRICE......................................................2
   3.   PERMITTED EXCEPTIONS................................................3
   4.   CLOSING; DUE DILIGENCE PERIOD.......................................3
   5.   VIOLATIONS..........................................................6
   6.   APPORTIONMENTS......................................................7
   7.   CLOSING DOCUMENTS...................................................9
   8.   INTENTIONALLY DELETED..............................................11
   9.   TITLE INSURANCE....................................................11
   10.  RETURN OF DOWN PAYMENT.............................................13
   11.  REPRESENTATIONS....................................................13
   12.  NO IMPLIED REPRESENTATIONS.........................................16
   13.  OPERATION DURING THE CONTRACT PERIOD...............................17
   14.  CASUALTY AND CONDEMNATION..........................................18
   15.  INTENTIONALLY DELETED..............................................18
   16.  LIMITATION ON SELLER'S PERSONAL LIABILITY..........................18
   17.  SELLER'S DEFAULT...................................................19
   18.  PURCHASER'S DEFAULT................................................19
   19.  CONDITIONS PRECEDENT...............................................19
   20.  NOTICES............................................................20
   21.  BROKER.............................................................22
   22.  LIKE-KIND EXCHANGE.................................................22
   23.  INTENTIONALLY DELETED..............................................23
   24.  ENTIRE AGREEMENT...................................................23
   25.  AMENDMENTS.........................................................23
   26.  NO WAIVER..........................................................23
   27.  SUCCESSORS AND ASSIGNS.............................................23
   28.  PARTIAL INVALIDITY.................................................23
   29.  SECTION HEADINGS...................................................24
   30.  GOVERNING LAW......................................................24
   31.  CONFIDENTIALITY....................................................24
   32.  COUNTERPARTS.......................................................24
   33.  GUARANTY...........................................................24
   34.  ASSIGNMENT OF MORTGAGE.............................................24

EXHIBITS:


A.   Land
B.   List of Items of Personal Property Excluded from Sale of Property
C.   List of Third-Party Contracts
D.   Permitted Exceptions
E.   Records
F.   Form of Deed
G.   Form of Bill of Sale for the Personal Property
H.   Form of Assignment and Assumption of Contract Rights and Third-Party
     Contracts
I.   List of Existing Violations
J.   Employees
K.   Certificates of Occupancy